EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                FI-TEK VII, INC.,

                                THE FTK INSIDERS,

                         RONCO ACQUISITION CORPORATION,

                                       AND

                           RONCO MARKETING CORPORATION





                                  May 20, 2005

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TABLE OF CONTENTS


ARTICLE I         DEFINITIONS ...................................................................................1


ARTICLE II        TRANSACTIONS; TERMS OF MERGER;
                  MANNER OF CONVERTING SHARES ...................................................................5

         2.1      Merger.........................................................................................5

         2.2      Time and Place of Closing......................................................................5

         2.3      Effective Time and Period Between Closing Date and Effective Time..............................5

         2.4      Charter........................................................................................6

         2.5      Bylaws.........................................................................................6

         2.6      Directors and Officers.........................................................................6

         2.7      Conversion of Shares...........................................................................6

         2.8      Exchange of Shares.............................................................................7

         2.9      Rights of Former RONCO Stockholders............................................................7

         2.10     Legending of Shares............................................................................7

         2.11     Fractional Shares..............................................................................8

         2.12     Lost, Stolen or Destroyed Certificates.........................................................8



ARTICLE III           REPRESENTATIONS AND WARRANTIES OF FTK,
                      PURCHASER AND THE FTK INSIDERS ............................................................8

         3.1      Organization; Standing and Power...............................................................8

         3.2      Authorization; Enforceability..................................................................8

         3.3      No Violation or Conflict.......................................................................9

         3.4      Consents of Governmental Authorities and Others................................................9

         3.5      Conduct of Business............................................................................9

         3.6      Litigation....................................................................................10

         3.7      Brokers.......................................................................................10

         3.8      Compliance....................................................................................10

         3.9      Charter, Bylaws and Corporate Records.........................................................10

         3.10     Subsidiaries and Investments..................................................................10

         3.11     Capitalization................................................................................11

         3.12     Rights, Warrants, Options.....................................................................11

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         3.13     Commission Filings and Financial Statements...................................................11

         3.14     Absence of Undisclosed Liabilities............................................................12

         3.15     Real Property.................................................................................12

         3.16     List of Accounts and Proxies..................................................................12

         3.17     Personnel.....................................................................................12

         3.18     Employment Agreements and Employee Benefit Plans..............................................12

         3.19     Taxes.........................................................................................13

         3.20     Material Agreements...........................................................................15

         3.21     Guaranties....................................................................................16

         3.22     Environmental Matters.........................................................................16

         3.23     Absence of Certain Business Practices.........................................................16

         3.24     Disclosure....................................................................................16



ARTICLE IV                 REPRESENTATIONS AND WARRANTIES OF RONCO..............................................17

         4.1      Organization..................................................................................17

         4.2      Authorization; Enforceability.................................................................18

         4.3      No Violation or Conflict......................................................................18

         4.4      Consents of Governmental Authorities and Others...............................................18

         4.5      Brokers.......................................................................................18

         4.6      Charter, Bylaws and Corporate Records.........................................................18

         4.7      Subsidiaries and Investments..................................................................18

         4.8      Capitalization................................................................................18

         4.9      Rights, Warrants, Options.....................................................................18

         4.10.....Litigation ...................................................................................19

         4.11     Compliance....................................................................................19

         4.12     Financial Statements..........................................................................19

         4.13     Dilution......................................................................................19

         4.14     RONCO Business Operations.....................................................................19

         4.15     Disclosure....................................................................................19


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ARTICLE V                  ADDITIONAL AGREEMENTS ...............................................................20

         5.1      Survival of the Representations and Warranties................................................20

         5.2      Investigation.................................................................................20

         5.3      FTK Disclaimer of Financing...................................................................20

         5.4      Indemnification...............................................................................20

         5.5      Limitation on RONCO's Indemnification from FTK Insiders.......................................20

         5.6      Limitation on RONCO's Indemnification from FTK       .........................................21

         5.7      FTK and FTK Insider's Indemnification from RONCO for This
                  Agreement.....................................................................................21

         5.8      Limitation on FTK and FTK Insider's Indemnification from RONCO for This
                  Agreement.....................................................................................21

         5.9      FTK and FTK Insider's Indemnification from RONCO for the Financing............................21

         5.10     Indemnity Procedure...........................................................................23

         5.11     General Release...............................................................................24



ARTICLE VI                 CLOSING; DELIVERIES; CONDITIONS PRECEDENT ...........................................24

         6.1      Closing; Effective Date.......................................................................24

         6.2      Deliveries....................................................................................24

         6.3      Conditions Precedent to the Obligations of RONCO..............................................26

         6.4      Conditions Precedent to the Obligations of FTK................................................27

         6.5      Best Efforts..................................................................................28

         6.6      Termination...................................................................................28



ARTICLE VII       CONDITIONS SUBSEQUENT.........................................................................28



ARTICLE VIII      COVENANTS ....................................................................................29

         8.1      General Confidentiality.......................................................................29

         8.2      Continuing Obligations........................................................................30

         8.3      Tax Matters...................................................................................30

         8.4......General.......................................................................................30

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ARTICLE IX                 MISCELLANEOUS .......................................................................31

         8.1      Notices.......................................................................................31

         8.2      Entire Agreement; Incorporation...............................................................32

         8.3      Binding Effect................................................................................32

         8.4      Assignment....................................................................................32

         8.5      Waiver and Amendment..........................................................................32

         8.6      No Third Party Beneficiary....................................................................32

         8.7      Severability..................................................................................32

         8.8      Expenses......................................................................................33

         8.9      Headings......................................................................................33

         8.10     Other Remedies; Injunctive Relief.............................................................33

         8.11     Counterparts..................................................................................33

         8.12     Remedies Exclusive............................................................................33

         8.13     Jurisdiction and Venue........................................................................33

         8.14     Participation of Parties......................................................................34

         8.15     Further Assurances............................................................................34

         8.16     Publicity.....................................................................................34
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                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of May 20, 2005, by and among RONCO MARKETING CORPORATION, a Delaware corporation ("RONCO" or the "Surviving Corporation"); FI-TEK VII, INC., a Delaware corporation ("FTK"); THE FTK INSIDERS (as defined in Article I) and RONCO ACQUISITION CORPORATION, a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

                                    Preamble

         The respective Boards of Directors of RONCO, FTK and Purchaser are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of RONCO by FTK pursuant to the merger of Purchaser with and into RONCO. At the effective time of such merger, the outstanding shares of the capital stock of RONCO shall be converted into the right to receive shares of the common stock of FTK. As a result, the stockholders of RONCO shall become stockholders of FTK and RONCO shall continue to conduct its business and operations as a wholly owned subsidiary of FTK. The transactions described in this Agreement are subject to the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a transaction described in Section 351 of the Code and/or qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The Board of Directors of RONCO, FTK and Purchaser have approved and adopted this Agreement as a plan of reorganization within the meaning of the provisions of Section 368 of the Code.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

ARTICLE I.........

                                   Definitions

         In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

         "Affiliate" shall mean with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to a Person (a) any other Person which beneficially owns or holds ten percent (10%) or more of any class of voting securities or other securities convertible into voting securities of such Person or beneficially owns or holds ten percent (10%) or more of any other equity interests in such Person, (b) any other Person with


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respect to which such Person beneficially owns or holds ten percent (10%) or more of any class of voting securities or other securities convertible into voting securities of such Person, or owns or holds ten percent (10%) or more of the equity interests of the other Person, and (c) any director or senior officer of such Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agreement" shall mean this Agreement and Plan of Merger together with all exhibits and schedules referred to herein, which exhibits and schedules are incorporated herein and made a part hereof.

         "Asset Purchase Agreement" shall mean that certain Asset Purchase Agreement dated December 10, 2004 between Ronco Marketing Corporation ("RMC"), Ronco Inventions, LLC, Popeil Inventions, Inc., RP Productions, Inc. and Ronald
M. Popeil.

         "Certificates" shall have the meaning set forth in Section 2.8.

         "Closing" shall have the meaning set forth in Section 2.2.

         "Closing Date" shall mean the date that the Closing takes place.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commission" shall mean the United States Securities and Exchange Commission.

         "Consideration Shares" shall have the meaning set forth in Section 2.7(c).

         "Effective Time" shall have the meaning set forth in Section 2.3.

         "Employee Benefit Plans" shall have the meaning set forth in Section 3.18.

         "Environmental Laws" shall have the meaning set forth in Section 3.22.

         "ERISA" shall have the meaning set forth in Section 3.18.

         "Escrow Account" shall mean the escrow account at Sterling Bank in connection with the Financing.

         "Exchange Ratio" shall have the meaning set forth in Section 2.7(c).

         "Financial Statements of FTK" shall mean (i) the unaudited balance sheet and the unaudited statements of income, cash flow and retained earnings of FTK for the nine (9) month period ended March 31, 2005, and (ii) the audited balance sheet and the audited statements of income, cash flow and retained earnings of FTK for the fiscal year ended June 30, 2004, including in each such


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case any related notes, each prepared according to GAAP consistently applied with prior periods, except as set forth on Schedule 3.13.

         "Financing" shall mean that certain offering of shares of Ronco Corporation (post Ronco Asset Purchase and the Merger) pursuant to the Private Placement Memorandum, in which Ronco Corporation shall raise not less than $50,000,000.

         "FTK" shall mean FI-TEK VII, INC., a Delaware corporation.

         "FTK Common Stock" shall mean the shares of common stock, $0.00001 par value per share, of FTK, as further described in Section 3.11.

         "FTK Insiders" shall mean Mr. Frank Kramer and Mr. Ron Miller.

         "GAAP" shall have the meaning set forth in Section 3.13.

         "Guaranty" shall mean, as to any Person, all liabilities or obligations of such Person, with respect to any indebtedness or other obligations of any other Person, which have been guaranteed, directly or indirectly, in any manner by such Person, through an agreement, contingent or otherwise, to purchase such indebtedness or obligation, or to purchase or sell property or services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or obligation or to guarantee the payment to the owner of such indebtedness or obligation against loss, or to supply funds to or in any manner invest in the debtor.

         "Indemnified Party" shall have the meaning set forth in Section 5.4.

         "Indemnifying Party" shall have the meaning set forth in Section 5.4.

         "Intellectual Property" shall mean the rights to any patent, trademark, copyright, service mark, invention, software, software code, trade secret, technology, product, composition, formula, method or process.

         "Investments" shall mean, with respect to any Person, all advances, loans or extensions of credit to any other Person (except for extensions of credit to customers in the ordinary course of business), all purchases or commitments to purchase any stock, bonds, notes, debentures or other securities of any other Person, and any other investment in any other Person, including partnerships or joint ventures (whether by capital contribution or otherwise) or other similar arrangement (whether written or oral) with any Person, including, but not limited to, arrangements in which (i) the first Person shares profits and losses of the other Person, (ii) any such other Person has the right to obligate or bind the first Person to any third party, or (iii) the first Person may be wholly or partially liable for the debts or obligations of such partnership, joint venture or other entity.

         "Knowledge" shall mean, in the case of any Person who is an individual, knowledge that a reasonable individual under similar circumstances would have after such reasonable investigation and inquiry as such reasonable individual would under such similar circumstances make, and in the case of a Person other


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than an individual, the knowledge that a senior officer or director of such
Person, or any other Person having responsibility for the particular subject matter at issue of such Person, would have after such reasonable investigation and inquiry as such senior officer, director or responsible Person would under such similar circumstances make.

         "Law" and "Laws" shall have the meaning set forth in Section 3.19.

         "Liabilities" shall have the meaning set forth in Section 3.14.

         "Litigation" shall have the meaning set forth in Section 3.6.

         "Material Adverse Effect" shall mean any event or condition of any character which has had or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities, properties, business or prospects of FTK, Purchaser or RONCO, as applicable.

         "Merger" shall have the meaning set forth in Section 2.1.

         "Merger Consideration" shall have the meaning set forth in Section 2.7(c).

         "Outstanding FTK Common Stock" shall have the meaning set forth in
Section 3.11.

         "Outstanding RONCO Common Stock" shall have the meaning set forth in
Section 4.8.

         "Periodic Reports" shall mean the Forms 10KSB, 10QSB, 8K, and other Commission filings required by the Securities Exchange Act of 1934, as amended and Securities Act of 1933, as amended which have been filed by FTK with the Commission for the period beginning at FTK's inception and ending at the Closing Date.

         "Person" shall mean any natural person, corporation, unincorporated organization, partnership, association, limited liability company, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government or any other entity.

         "Private Placement Memorandum" means that certain Confidential Private Placement Memorandum dated May 23, 2005.

         "Purchaser" shall mean RONCO Acquisition Corporation, a Delaware corporation.

         "Purchaser Documents" shall have the meaning set forth in Section 3.2.

         "RONCO" shall mean RONCO Marketing Corporation, a Delaware corporation.

         "RONCO Common Stock" shall have the meaning set forth in Section 4.8.

         "Securities Act" shall mean the Securities Act of 1933, as amended.


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         "Subsidiary" of any Person shall mean any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of more than fifty percent (50%), or which may effectively be controlled, directly or indirectly, by such Person.

         "Surviving Corporation" shall mean RONCO as the surviving corporation resulting from the Merger.

         "Tax" and "Taxes" shall have the meaning set forth in Section 3.19.

         "Tax Returns" shall have the meaning set forth in Section 3.19.

         The words "hereof", "herein" and "hereunder" and the words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

                                   ARTICLE II

           Transactions; Terms of Merger; Manner of Converting Shares

         2.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Purchaser shall be merged with and into RONCO in accordance with the provisions of the General Corporation Laws of the State of Delaware and with the effect provided for therein (the "Merger"). As a result of the Merger, the separate corporate existence of Purchaser shall cease and RONCO shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of FTK and shall continue to be governed by the laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of RONCO, Purchaser and FTK, by FTK, as the sole stockholder of Purchaser, and by the stockholders of RONCO.

         2.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at 10:00 A.M. on the date following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby as set forth in
Article VI (other than conditions with respect to actions the respective parties will take at the Closing itself) at which time the Parties shall file the Certificate of Merger with the State of Delaware (the "Closing Date"), or at such other time as the parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the offices of RONCO, 1330 Avenue of the Americas, New York, New York 10019, or at such other location as may be mutually agreed upon by the parties.

         2.3

         (a) Effective Time. So long as the condition set forth in Section 2.3(b) is met, the Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of


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Delaware, which shall be at 9:00A.M. on the second business day after the
Closing (the "Effective Time").

         (b) Period Between Closing Date and the Effective Time. During the period between the Closing Date and the Effective Time, if the funds held in the Escrow Account become less than the minimum of $50,000,000 as a result of investors withdrawing their funds, the Effective Time in the Certificate of Merger shall be extended by an amendment thereto until there is a minimum of $50,000,000 in funds in the Escrow Account. In the event that the Effective Time does not occur within 30 days after the Closing Date, unless extended by the FTK Insiders, in their sole discretion, this Agreement shall terminate and the actions to unwind the Merger, as set forth in Section 7.2 shall occur.

         2.4 Charter. The Certificate of Incorporation of RONCO in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed.

         2.5 Bylaws. The Bylaws of RONCO in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

         2.6 Directors and Officers. The directors of RONCO in office immediately prior to the Closing Date, together with such additional Persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Closing Date in accordance with the Bylaws of the Surviving Corporation. The officers of RONCO in office immediately prior to the Closing Date, together with such additional Persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Closing Date in accordance with the Bylaws of the Surviving Corporation.

         2.7 Conversion of Shares. Subject to the provisions of this Article II, at the Effective Time, by virtue of the Merger and, except as set forth below, without any action on the part of FTK, RONCO or Purchaser or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of capital stock of FTK issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of Purchaser's Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of Common Stock of the Surviving Corporation.

                  (c) Each share of RONCO's Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.6452794 shares of Common Stock of FTK, assuming the 1 for 89 reverse stock split approved by FTK's shareholders (the "Reverse Stock Split") becomes effective prior to the Effective Time, or otherwise as adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or


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distribution of securities convertible into common stock of FTK), as the case may be, occurring after the date hereof and prior to the Effective Time (the "Exchange Ratio") (hereinafter such FTK shares shall be referred to as the "Consideration Shares" or the "Merger Consideration"). The Consideration Shares shall, upon issuance and delivery to the stockholders of RONCO in accordance with the terms hereof, be fully paid, validly issued and non-assessable, but shall not be registered securities under the Securities Act of 1933, as amended, (the "Securities Act") pursuant to a valid exemption thereunder. The Reverse Stock Split and Name Change (as defined below) shall be noticed to the NASD pursuant to NASD rules at the time of Closing and may become effective after the Closing as a result of required NASD waiting periods.

         2.8 Exchange of Shares. At the Closing, the stockholders of RONCO shall surrender each certificate or certificates which represented shares of RONCO's Common Stock immediately prior to the Closing Date (the "Certificates") and shall at the Effective Time receive in exchange therefore the number of whole Consideration Shares issuable in respect of all shares of RONCO's Common Stock held by such RONCO stockholder (rounded to the nearest share). Except as set forth in Section 2.12, FTK shall not be obligated to deliver the Consideration Shares to which a RONCO stockholder is entitled as a result of the Merger until such Person surrenders its Certificate or Certificates for exchange as provided in this Section 2.8. Any other provision of this Agreement notwithstanding, neither FTK nor the Surviving Corporation shall be liable to a holder of RONCO's Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

         2.9 Rights of Former RONCO Stockholders. At the Closing Date, the stock transfer books of RONCO shall be closed as to holders of RONCO Common Stock immediately prior to the Closing Date and no transfer of RONCO Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.8, each Certificate theretofore representing shares of RONCO Common Stock shall from and after the Closing Date represent for all purposes only the right to receive the Consideration Shares provided in Section 2.7 in exchange therefore. Whenever a dividend or other distribution is declared by FTK on the FTK Common Stock, the record date for which is at or after the Closing Date, the declaration shall include dividends or other distributions on all shares of FTK Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of FTK Common Stock as of any time subsequent to the Closing Date shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 2.8. However, upon surrender of such Certificate, both the FTK Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends payable in respect thereof (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

         2.10 Legending of Securities. Each certificate for FTK Common Stock to be issued to the RONCO stockholders as part of the Merger Consideration shall bear substantially the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE


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OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED. OR HYPOTHECATED IN THE ABSENCE OF
AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT, IN THE CIRCUMSTANCES, REQUIRED UNDER THE ACT".

         2.11 Fractional Shares. Notwithstanding any other provision of this Agreement, if the Sellers would otherwise have been entitled to receive a fraction of a share of FTK Common Stock (after taking into account all certificates delivered by the RONCO stockholders), the number of shares issuable to the RONCO stockholder shall be rounded up to the next whole number.

         2.12 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by such RONCO stockholder (setting forth the number of shares of RONCO Common Stock represented by such lost, stolen or destroyed Certificates), after reasonable investigation by FTK to confirm ownership of such Certificate, which shall be satisfactory to FTK, in FTK's sole satisfaction, FTK shall pay such RONCO stockholder the Consideration Shares to which such RONCO stockholder is entitled.

                                   ARTICLE III

      Representations and Warranties of FTK, Purchaser and the FTK Insiders

         In order to induce RONCO to enter into this Agreement and to consummate the transactions contemplated hereby, FTK and Purchaser jointly and severally, make the representations and warranties set forth below to RONCO. The FTK Insiders (as defined in Article I above) make only the representations and warranties contained in Sections 3.6, 3.7, 3.11, 3.12 and 3.13 and such representations and warranties made by the FTK Insiders are made based upon their Knowledge and belief as of the date hereof.

         3.1 Organization; Standing and Power. FTK is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. FTK and Purchaser have all requisite right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. FTK and Purchaser have all corporate right, power and authority to own or lease and operate their properties, and to conduct their business as presently conducted. FTK and Purchaser are duly qualified to transact business as a foreign corporation in all jurisdictions where the ownership or leasing of their properties or the conduct of their respective business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect on FTK and Purchaser. Each jurisdiction in which FTK and Purchaser are so qualified is listed on Schedule 3.1 hereto.

         3.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by FTK and Purchaser and all other agreements to be executed, delivered and performed by FTK and Purchaser pursuant to this


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Agreement (collectively, the "Purchaser Documents") and the consummation by FTK and Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or individual action on the part of FTK and Purchaser, as applicable. This Agreement and the Purchaser Documents have been duly executed and delivered by FTK and Purchaser, and constitute the legal, valid and binding obligation of FTK and Purchaser, assuming the due authorization, execution and delivery of this Agreement by RONCO, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

         3.3 No Violation or Conflict. To the Knowledge of FTK and Purchaser, the execution, delivery and performance of this Agreement and the Purchaser Documents by FTK and Purchaser, and the consummation by FTK and Purchaser of the transactions contemplated hereby and thereby: (a) do not violate or conflict with any provision of law or regulation (whether federal, state or local), or any writ, order or decree of any court or governmental or regulatory authority, or any provision of FTK or Purchaser's Certificate of Incorporation or Bylaws; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default), cause the acceleration of performance, give to others any right of termination, amendment, acceleration or cancellation of or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of FTK or Purchaser pursuant to any instrument or agreement to which FTK or Purchaser is a party or by which FTK or Purchaser or their respective properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing.

         3.4 Consents of Governmental Authorities and Others. To the Knowledge of FTK and Purchaser, other than in connection with the provisions of the Delaware General Corporation Laws, the Securities Exchange Act of 1934, as amended, the Securities Act, and the state securities laws, no consent, approval, order or authorization of, or registration, declaration, qualification or filing with any federal, state or local governmental or regulatory authority, or any other Person, is required to be made by FTK or Purchaser in connection with the execution, delivery or performance of this Agreement by FTK or Purchaser or the consummation by FTK or Purchaser of the transactions contemplated hereby, excluding the execution, delivery and performance of this Agreement by RONCO.

         3.5 Conduct of Business. Except as disclosed on Schedule 3.5 hereto, since June 30, 2004, FTK has conducted its businesses in the ordinary and usual course consistent with past practices and there has not occurred any Material Adverse Effect in the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of FTK. Without limiting the generality of the foregoing, except as disclosed on Schedule 3.5, since June 30, 2004, FTK has not: (a) amended its Articles of Incorporation or Bylaws; (b) issued, sold or authorized for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities or entered into any agreements or commitments of any character obligating it to issue or sell any such securities; (c) redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such capital stock; (d) suffered any damage, destruction or loss, whether or not covered by insurance, which has had or could reasonably be expected to have a Material Adverse Effect on any of its properties, assets, business or prospects; (e) granted or made any mortgage or pledge or subjected itself or any of its properties or assets to any lien, charge or encumbrance of any kind; (f) made or committed to make any capital expenditures in excess of $10,000; (g) become subject to any Guaranty;
(h) granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any severance package, bonus, pension, profit-sharing or other plan or commitment); (i) entered into any agreement which would be a material agreement, or amended or terminated any existing material agreement;
(j) To the Knowledge of FTK been named as a party in any Litigation (as defined below), or become the focus of any investigation by any government or regulatory agency or authority; (k) declared or paid any dividend or other distribution with respect to its capital stock; or (l) To the Knowledge of FTK experienced any other event or condition of any character which has had, or could reasonably be expected to have, a Material Adverse Effect on FTK. Schedule 3.5 sets forth a true and complete list of all bonuses or other distributions made by FTK since June 30, 2004.

         3.6 Litigation. To the Knowledge of FTK or any of the FTK Insiders there are no actions, suits, investigations, claims or proceedings ("Litigation") pending or threatened before any court or by or before any governmental or regulatory authority or arbitrator, (a) affecting FTK or Purchaser (as plaintiff or defendant) or (b) against FTK, Purchaser or the FTK Insiders relating to FTK's Common Stock or the transactions contemplated by this Agreement. Schedule 3.6 sets forth a list of any Litigation commenced against FTK, Purchaser or the FTK Insiders in the last five (5) years.

         3.7 Brokers. Except as set forth in Schedule 3.7, none of FTK, Purchaser nor the FTK Insiders has employed any broker or finder, and none of them has incurred or will incur, directly or indirectly, any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement or the Purchaser Documents.

         3.8 Compliance. To the Knowledge of FTK and Purchaser, FTK and Purchaser are in compliance with all federal, state, local and foreign laws, ordinances, regulations, judgments, rulings, orders and other requirements applicable to FTK and Purchaser and their respective assets and properties, including, without limitation, those relating to (a) the registration and sale of the FTK Common Stock, (b) the establishment of a public trading market for the FTK Common Stock, and (c) the public trading of the FTK Common Stock, except where such noncompliance with (a),(b) or (c) of this Section 3.8 would not have a Material Adverse Effect on the financial condition of FTK and Purchaser or on FTK's ability to maintain a public market for its common stock. To the Knowledge of FTK and Purchaser, neither FTK nor the Purchaser is subject to any judicial, governmental or administrative inquiry, investigation, order, judgment or decree.

         3.9 Charter, Bylaws and Corporate Records. RONCO has been provided with true, correct and complete copies of (a) the Articles of Incorporation of FTK and Purchaser, as amended and in effect on the date hereof, (b) the Bylaws of

FTK and Purchaser, as amended and in effect on the date hereof, and (c) the minute books of FTK and Purchaser (containing all corporate proceedings from the date of incorporation). Such minute books contain accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and shareholders of FTK and Purchaser from the date of its incorporation to the date hereof which were memorialized in writing.

         3.10 Subsidiaries and Investments. Except as described on Schedule 3.10, FTK has no Subsidiaries or Investments. Schedule 3.10 describes the capitalization of all of FTK's Subsidiaries. FTK owns one hundred percent (100%) of the issued and outstanding capital stock of the Subsidiaries listed on
Schedule 3.10.

         3.11 Capitalization. The authorized capital stock of FTK consists of 500,000,000 shares of common stock, $0.00001 par value per share, of which 42,507,500 pre-Reverse Stock Split shares or 477,000 post-Reverse Stock Split shares are issued and outstanding (the "Outstanding FTK Common Stock"), except that certain additional shares will be issued by FTK's transfer agent to round up fractional shares that result from the Reverse Stock Split to the next whole share, and 20,000,000 shares of preferred stock, $.00001 par value per share, of which no shares are issued and outstanding. Notice of the Reverse Stock Split shall be given to the NASD prior to Closing, but such stock split may not have become effective at the Closing Date due to the NASD's waiting period. All shares of Outstanding FTK Common Stock have been duly authorized, are validly issued and outstanding, and are fully paid and non-assessable. No securities issued by FTK from the date of its incorporation to the date hereof were issued in violation of any contractual preemptive rights or, to the Knowledge of FTK and the FTK Insiders, any statutory or common law preemptive rights. There are no dividends which have accrued or been declared but are unpaid on the capital stock of FTK. Except as set forth on Schedule 3.11 hereto, all taxes required to be paid in connection with the issuance and any transfers of FTK's capital stock have been paid. All permits or authorizations required to be obtained from or registrations required to be effected with any Person in connection with any and all issuances of securities of FTK from the date of FTK's incorporation to the date hereof have been obtained or effected and all securities of FTK have been issued and are held in accordance with the provisions of all applicable securities or other laws. The Outstanding FTK Common Stock constitutes one hundred percent (100%) of the issued and outstanding capital stock of FTK. The Consideration Shares shall, upon issuance and delivery to the RONCO stockholders in accordance with the terms hereof, be fully paid, validly issued and non-assessable, but shall not be registered securities under the Securities Act. There are no registration rights outstanding which relate to the Outstanding FTK Common Stock and, to the Knowledge of FTK and the FTK Insiders, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of FTK.

         3.12 Rights, Warrants, Options. There are no outstanding (a) securities or instruments convertible into or exercisable for any of the capital stock or other equity interests of FTK or Purchaser; (b) options, warrants, subscriptions, puts, calls, or other rights to acquire capital stock or other equity interests of FTK or Purchaser; or (c) commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by FTK or Purchaser of any capital stock or other equity interests of FTK or Purchaser, or any instruments convertible or exercisable for any such securities or any options, warrants or rights to acquire such securities.

         3.13 Commission Filings and Financial Statements. All of the Periodic Reports and other filings required to be filed by FTK to satisfy the information requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable sections of the Exchange Act, have been filed with the Commission, as of the date filed, each of the Periodic Reports were true, accurate and complete in all material respects, did not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and have been filed in compliance with the requirements of the Exchange Act. The Financial Statements of FTK: (a) have been prepared in accordance with the books of account and records of FTK; (b) fairly present, and are true, correct and complete statements in all material respects of FTK's financial condition and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied with prior periods.

         3.14 Absence of Undisclosed Liabilities. Other than as disclosed by the Periodic Reports, the Financial Statements of FTK or as disclosed on Schedule 3.14, FTK and Purchaser do not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of taxes, other governmental charges or Litigation, whether or not of a kind required by GAAP to be set forth on a financial statement ("Liabilities"). FTK and Purchaser have no Knowledge of any circumstances, conditions, events or arrangements which may hereafter give rise to any Liabilities of FTK or Purchaser, except as set forth on Schedule 3.14.

         3.15 Real Property. FTK and Purchaser do not own any fee simple interest in real property. FTK and Purchaser do not lease, sublease, or have any other contractual interest in any real property.

         3.16 List of Accounts and Proxies. Set forth on Schedule 3.16 is: (a) the name and address of each bank or other institution in which FTK or Purchaser maintains an account (cash, securities or other) or safe deposit box; (b) the name and phone number of FTK or Purchaser's contact person at such bank or institution; (c) the account number of the relevant account and a description of the type of account; (d) the name of each person authorized by FTK or Purchaser to effect transactions therewith or to have access to any safe deposit box or vault; and (e) all proxies, powers of attorney or other like instruments to act on behalf of FTK or Purchaser in matters concerning its business or affairs.

         3.17 Personnel. Schedule 3.17 contains the names and annual salary rates and other compensation of all officers, directors, consultants and employees of FTK or Purchaser (including compensation paid or payable by FTK under any employee benefit or option plans). FTK and Purchaser have no employee policies, employee manuals or other written statements of rules or policies as to working conditions, vacation and sick leave.

         3.18 Employment Agreements and Employee Benefit Plans. FTK has not had any and does not have any defined contribution plan and it is not (and was never) part of a controlled group contributing to any defined contribution plan and is not and was never a party to any collective bargaining agreement or other employment contracts. FTK has not, nor does it now contribute to any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any health, dental, vision, long term disability, short term disability, life insurance or other welfare benefits plan, or have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits and it is not now (and was never) a part of a controlled group with regard to any of the foregoing. Schedule 3.17 also contains a true and correct statement of the names, relationship with FTK, present rates of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation for the fiscal year ended June 30, 2004 of each director, officer, consultant or employee of FTK. Since June 30, 2004, FTK has not changed the rate of compensation of any of its directors, officers, consultants or employees, and FTK will not be required to make any severance payments to any of its directors, officers, consultants or employees as a result of the Merger.

                  To the Knowledge of FTK there are no complaints, charges, claims, allegations, grievances, or litigations pending or threatened which reflect or pertain to: (i) any federal, state or local labor, employment, anti-discrimination, workers compensation, disability or unemployment law, regulation or ordinance; (ii) any claim for wrongful discharge, harassment, discrimination, breach of employment contract or employment-related tort; or
(iii) any employment agreement, restrictive covenant, non-competition agreement or employee confidentiality agreement, which, in any such case, if adversely determined, could reasonably be expected to have a Material Adverse Effect on FTK.

3.19     Taxes.

         (a) FTK has properly prepared and timely filed all Tax Returns (as defined below) relating to any and all Taxes (as defined below) concerning or attributable to it or its operations for any period ending on or before the Closing Date and such Tax Returns, to the Knowledge of FTK are true, correct and complete in all material respects and have been completed in accordance with applicable Laws (as defined below). Buyer has been provided with copies of all Tax Returns filed by FTK or Purchaser for all periods since January 1, 1999.

         (b) All Taxes (whether or not shown on any Tax Return) payable by FTK have been fully and timely paid. The cash reserves or accruals for Taxes provided in the books and records of FTK with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing have been established in accordance with GAAP and are, or prior to the Closing Date, will be, sufficient for all unpaid Taxes of FTK through and including the Closing Date (including, without limitation, with respect to any Taxes resulting from the transactions contemplated by this Agreement).

         (c) Neither FTK nor any Person on behalf of or with respect to FTK has executed or filed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax. No power of attorney on behalf of FTK with respect to any Tax matter is currently in force.

         (d) FTK is not a party to any Tax-sharing agreement or similar arrangement with any other party (whether or not written), and FTK has not assumed any Tax obligations of, or with respect to any transaction relating to, any other Person, or agreed to indemnify any other Person with respect to any Tax.

         (e) No Tax Return concerning or relating to FTK or its operations has ever been audited by a government or taxing authority, nor is any such audit in process or pending, and FTK has not been notified of any request for such an audit or other examination. To the Knowledge of FTK no claim has been made by a taxing authority in a jurisdiction where Tax Returns concerning or relating to FTK, or its operations, have not been filed, that it is or may be subject to taxation by that jurisdiction.

         (f) FTK has never been included in any consolidated, combined, or unitary Tax Return.

         (g) To the Knowledge of FTK, FTK has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld from employee salaries, wages and other compensation, and has paid over to the appropriate taxing authorities, all amounts required to be so withheld and paid over for all periods under all applicable laws.

         (h) Neither FTK, nor the FTK Insiders has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Internal Revenue Code of 1986 ("Code") or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by FTK, and FTK and the FTK Insiders have no Knowledge that the Internal Revenue Service ("IRS") has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of FTK,
(ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to FTK or (iii) requested any extension of time within which to file any Tax Return concerning or relating to FTK or its operations, which Tax Return has since not been filed.

         (i) To the Knowledge of FTK, no property owned by FTK is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986,
(ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

         (j) FTK is not subject to any private letter ruling of the IRS, or comparable rulings of other taxing authorities.

         (k) FTK does not own any interest in any entity that is treated as a partnership for U.S. federal income Tax purposes, or would be treated as a pass-through or disregarded entity for any Tax purpose.

         (l) FTK has not constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of transactions" (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

         (m) FTK has no elections in effect for U.S. federal income Tax purposes under Sections 108, 168, 441, 472, 1017, 1033 or 4977 of the Code.

                  The term "Law" or "Laws" as used in this Agreement shall mean any federal, state, local or foreign statue, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

                  The term "Tax" or "Taxes" as used in this Agreement shall mean
(i) all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, withholding, severance, occupation, social security, unemployment compensation, alternative minimum, value added, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Taxable period, and (3) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other Person.

                  The term "Tax Returns" as used in this Agreement shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         3.20 Material Agreements. FTK and Purchaser have no material written and oral contracts or agreements including without limitation any: (i) contract resulting in a commitment or potential commitment for expenditure or other obligation or potential obligation, or which provides for the receipt or potential receipt, involving in excess of Ten Thousand Dollars ($10,000.00) in any instance, or series of related contracts that in the aggregate give rise to rights or obligations exceeding such amount; (ii) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing or lending of money or encumbrance of assets involving more than

Ten Thousand Dollars ($10,000.00) in each instance; (iii) agreement which restricts FTK or Purchaser from engaging in any line of business or from competing with any other Person; or (iv) any other contract, agreement, instrument, arrangement or commitment that is material to the condition (financial or otherwise), results of operation, assets, properties, liabilities, business or prospects of FTK or Purchaser (collectively, and together with the employment agreements, Employee Benefit Plans and all other agreements required to be disclosed on any Schedule to this Agreement, the "Material FTK Agreements"). FTK has previously furnished to RONCO true, complete and correct copies of all written agreements, as amended.

         3.21 Guaranties. FTK and Purchaser are not a party to any Guaranty, and no Person is a party to any Guaranty for the benefit of FTK or Purchaser.

         3.22 Environmental Matters. No real property used by FTK presently or in the past has been used to manufacture, treat, store, or dispose of any hazardous substance and such property is free of all such substances such that the condition of the property is in compliance with applicable Environmental Laws (as defined below). To the Knowledge of FTK, FTK is in compliance with all laws, regulations and other federal, state or local governmental requirements, and all applicable judgments, orders, writs, notices, decrees, permits, licenses, approvals, consents or injunctions relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollutant or toxic or hazardous substance (including, without limitation, asbestos, radioactive material and pesticides) (the "Environmental Laws") applicable to FTK or its business as a result of any hazardous substance utilized by FTK in its business or otherwise placed at any of the facilities owned, leased or operated by FTK, or in which FTK has a contractual interest. FTK has not received any complaint, notice, order, or citation of any actual, threatened or alleged noncompliance by FTK with any Environmental Laws, and to the Knowledge of FTK there is no Litigation pending or threatened against FTK with respect to any violation or alleged violation of the Environmental Laws, and to FTK's Knowledge, there is no reasonable basis for the institution of any such Litigation.

         3.23 Absence of Certain Business Practices. Neither FTK, nor any Affiliates thereof nor, to the Knowledge of each, any other Person acting on behalf of FTK, has with respect to the business or activities of FTK: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other Person with whom FTK has done business directly or indirectly; or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other Person who is or may be in a position to help or hinder the business of FTK (or assist FTK in connection with any actual or proposed transaction) which (i) may subject FTK to any material damage or any penalty in any Litigation, (ii) if not given in the past, may have had a Material Adverse Effect on the assets, business or operations of FTK as reflected in the Periodic Reports or Financial Statements of FTK or (iii) if not continued in the future, may have a Material Adverse Effect on the assets, business or operations of FTK or subject FTK to suit or penalty in any private or governmental litigation or proceeding.

         3.24 Disclosure. No representation or warranty of FTK or Purchaser contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of FTK or Purchaser to RONCO pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits to state a material fact necessary in order to provide RONCO with full and proper information as to the business, financial condition, assets, liabilities, results of operation or prospects of FTK and the value of the properties or the ownership of FTK or Purchaser.

                                   ARTICLE IV

                     Representations and Warranties of RONCO

         In order to induce FTK, Purchaser and the FTK Insiders to enter into this Agreement and to consummate the transactions contemplated hereby, RONCO makes the representations and warranties set forth below to FTK, Purchaser and the FTK Insiders.

         4.1 Organization. RONCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. RONCO is duly qualified to transact business as a foreign corporation in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on RONCO. Each jurisdiction in which RONCO is so qualified is listed on Schedule 4.1 hereto. RONCO has the requisite power and authority to (a) own or lease and operate its properties and (b) conduct its business as presently conducted.

         4.2 Authorization; Enforceability. RONCO has the capacity to execute, deliver and perform this Agreement. This Agreement and all other documents executed and delivered by RONCO pursuant to this Agreement have been duly executed and delivered and constitute the legal, valid and binding obligations of RONCO, assuming the due authorization, execution and delivery of this Agreement by FTK, Purchaser and the FTK Insiders, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principals of equity.

         4.3 No Violation or Conflict. To the Knowledge of RONCO, the execution, delivery and performance of this Agreement and the other documents contemplated hereby by RONCO, and the consummation by RONCO of the transactions contemplated hereby: (a) do not violate or conflict with any provision of law or regulation (whether federal, state or local), or any writ, order or decree of any court or governmental or regulatory authority, or any provision of RONCO's Certificate of Incorporation or Bylaws; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default), cause the acceleration of performance, give to others any right of termination, amendment, acceleration or cancellation of or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of RONCO pursuant to any instrument or agreement to which RONCO is a party or by which RONCO or their respective properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing, each of which instruments or agreements is listed in Schedule 4.3 hereto.

         4.4 Consents of Governmental Authorities and Others. To the Knowledge of RONCO, other than in connection with the provisions of the Delaware General Corporation Law, no consent, approval or authorization of, or registration, qualification or filing with any federal, state or local governmental or regulatory authority, or any other Person, is required to be made by RONCO in connection with the execution, delivery or performance of this Agreement by RONCO or the consummation by them of the transactions contemplated hereby, excluding the execution, delivery and performance of this Agreement by FTK or the Purchaser.

         4.5 Brokers. Except as set forth in Schedule 4.5, RONCO has not employed any broker or finder, and has not incurred and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement or the Purchaser Documents.

         4.6 Charter, Bylaws and Corporate Records. A true, correct and complete copy of (a) the Certificate of Incorporation of RONCO, as amended and in effect on the date hereof, and (b) the Bylaws of RONCO, as amended and in effect on the date hereof, are attached hereto as Schedule 4.6.

         4.7 Subsidiaries and Investments. Except as described on Schedule 4.7, RONCO has no Subsidiaries or Investments.

         4.8 Capitalization. The authorized capital stock of RONCO consists of 1,500,000 shares of common stock, par value $.001 per share (the "RONCO Common Stock"). RONCO has issued and outstanding 486,239 shares of RONCO Common Stock (the "Outstanding RONCO Common Stock"). The Outstanding RONCO Common Stock constitutes one hundred percent (100%) of the issued and outstanding capital stock of RONCO. The Outstanding RONCO Common Stock is owned by its stockholders in the amounts set forth on Schedule A. All of the Outstanding RONCO Common Stock have been duly authorized, are validly issued and outstanding, and is fully paid and non-assessable. No securities issued by RONCO from the date of its incorporation to the date hereof were issued in violation of any statutory or common law preemptive rights. There are no dividends which have accrued or been declared but are unpaid on the capital stock of RONCO. Except as set forth on Schedule 4.8 hereto, all taxes required to be paid in connection with the issuance and any transfers of RONCO's capital stock have been paid. All permits or authorizations required to be obtained from or registrations required to be effected with any Person in connection with any and all issuances of securities of RONCO from the date of its incorporation to the date hereof have been obtained or effected and all securities of RONCO have been issued and are held in accordance with the provisions of all applicable securities or other laws.

         4.9 Rights, Warrants, Options. Except as set forth on Schedule 4.9, there are no outstanding (a) securities or instruments convertible into or exercisable for any of the capital stock or other equity interests of RONCO; (b) options, warrants, subscriptions or other rights to acquire capital stock or other equity interests of RONCO; or (c) except as set forth on Schedule 4.9 hereto, commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by RONCO of any capital stock or other equity interests of RONCO, or any instruments convertible or exercisable for any such securities or any options, warrants or rights to acquire such securities.

         4.10 Litigation. To the Knowledge of RONCO there are no actions, suits, investigations, claims or proceedings ("Litigation") pending or threatened before any court or by or before any governmental or regulatory authority or arbitrator, (a) affecting RONCO (as plaintiff or defendant) or (b) against RONCO relating to RONCO's Common Stock or the transactions contemplated by this Agreement. Schedule 4.10 sets forth a list of any Litigation commenced against RONCO in the last five (5) years.

         4.11 Compliance. To the Knowledge of RONCO, RONCO is in compliance with all federal, state, local and foreign laws, ordinances, regulations, judgments, rulings, orders and other requirements applicable to RONCO and its assets and properties, except where such noncompliance would not have a Material Adverse Effect on the financial condition of RONCO. To the Knowledge of RONCO, it is not subject to any judicial, governmental or administrative inquiry, investigation, order, judgment or decree.

         4.12 Financial Statements. The financial statements of RONCO for the nine months ended September 30, 2004: (a) have been prepared in accordance with the books of account and records of RONCO; (b) fairly present, and are true, correct and complete statements in all material respects of RONCO's financial condition and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied with prior periods.

         4.13 Dilution. As of the Closing Date, the 477,000 post reverse stock split shares of FTK issued and outstanding immediately after the Effective Time shall represent not less than 2.98% of the common stock of the Surviving Corporation on a fully diluted basis on the closing date of the Financing described in the Private Placement Memorandum.

         4.14 RONCO Business Operations. To the Knowledge of RONCO, the information on the RONCO's proposed business and operations contained in the Private Placement Memorandum, is accurate and complete, and does not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         4.15 Disclosure. No representation or warranty of RONCO contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of RONCO to FKT, FTK Insiders or the Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits to state a material fact necessary in order to provide FKT, FTK Insiders or the Purchaser with full and proper information as to the business, financial condition, assets, liabilities, results of operation or prospects of RONCO and the value of the properties or the ownership of RONCO.

                                    ARTICLE V

                              Additional Agreements

         5.1 Survival of the Representations and Warranties. The representations and warranties and covenants set forth in Article III and Article IV of this Agreement shall survive the Closing until the expiration of twenty four (24) months from the Closing Date. No claim for indemnity with respect to breaches of representations and warranties may be brought by any party hereto, other than a claim for fraud or intentional misrepresentation, after expiration of the applicable survival period therefore as set forth in this Section 5.1.

         5.2 Investigation. The representations, warranties, covenants and agreements set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document required to be delivered pursuant hereto, shall be deemed to be representations and warranties for purposes of this Agreement; provided, that any knowledge or materiality qualifications contained herein shall be applicable to such other documents.

         5.3 FTK Disclaimer of Financing. RONCO acknowledges and agrees that the shares of common stock of RONCO Corporation being offered in the Financing will be issued after the Effective Time of the Merger and simulataneously with the closing of the RONCO Asset Purchase. RONCO acknowledges that the disclosures in the Private Placement Memorandum dated May 23, 2005 are a pro-forma description of the business of RONCO Corporation as it will exist after the closing of the Merger and the RONCO asset purchase. RONCO acknowledges and agrees that the information included in the Private Placement Memorandum has been compiled and prepared on behalf of RONCO Marketing Corporation concerning FI-Tek and the predecessor entities. RONCO acknowledges and agrees that the Fi-Tek Insiders have made no representations or warranties of any kind or nature with respect to the accuracy or completeness of any information, including the financial information. Further, RONCO acknowledges and agrees that the Fi-Tek Insiders disclaim any responsibility or liability whatsoever for the accuracy or completeness of such information as it appears in the Private Placement Memorandum. RONCO acknowledges and agrees that the subscription agreements submitted by prospective investors in the Financing will be reviewed and accepted RONCO board after the Effective Time.

         RONCO acknowledges and agrees that the investors in the Financing shall execute a subscription agreement acknowledging that Fi-Tek and the Fi-tek Insiders have played no role in the Financing and that the investor releases Fi-Tek and the Fi-Tek Insiders from any liability in connection with the Financing.

         RONCO acknowledges and agrees that the investors in the Financing shall have the right to withdraw their funds from the Escrow Account until the Effective Time of the Merger.

         5.4      RONCO Indemnification.

                  (a) Each of the FTK Insiders, jointly and severally, agrees to indemnify and hold harmless RONCO, and each of RONCO's directors, officers, employees, and agents from and against any loss, claim, liability, cost, expense or other damages (including reasonable legal fees and expenses)(a "RONCO Loss from FTK Insiders") which are caused by or arise out of: (a) any breach or default in the performance by the FTK Insiders of any covenant or agreement made by the FTK Insiders in this Agreement; (b) any breach of any Representation or Warranty made by the FTK Insiders in this Agreement; and (c) any and all Litigations incident to any of the foregoing.

                  (b) FTK agrees to indemnify and hold harmless RONCO, and each of RONCO's directors, officers, employees, and agents from and against any loss, claim, liability, cost, expense or other damages (including reasonable legal fees and expenses)(collectively a "RONCO Loss from FTK") which are caused by or arise out of: (a) any breach or default in the performance by any of FTK, Purchaser or the FTK Insiders of any covenant or agreement made by any of them in this Agreement; (b) any breach of any Representation or Warranty made by any of FTK, Purchaser or the FTK Insiders in this Agreement; (c) any and all Taxes, but only to the extent that sufficient reserves, usable tax-loss carry forwards, accruals, or other off-sets for such Taxes are not provided for in the books and records of FTK, that may be imposed upon or assessed against FTK or its assets:
(i) with respect to any Pre-Closing Period (as defined below), (ii) with respect to any and all Taxes of any member of a consolidated, combined, unitary or similar group of which FTK (or any predecessor thereof) is or was a member on or prior to the Closing Date, including any Taxes for which FTK may be liable under
Section 1502-6 of the Treasury Regulations promulgated under the Code (or any similar provision of state, local or foreign law), and (iii) by reason of being a successor-in-interest or transferee of another Person prior to the Closing Date, and (d) any and all Litigations incident to any of the foregoing.

                  For purposes of this Section 5.4(b), "Pre-Closing Period" shall mean a taxable period, or portion thereof, that ends on or prior to the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on (and including) the Closing Date shall constitute a Pre-Closing Period. In the case of any Tax that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the Pre-Closing Period shall be (i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period, and (ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended on the Closing Date.

         5.5 Limitations on RONCO's Indemnification from FTK Insiders. Notwithstanding anything contained herein to the contrary, RONCO shall not be entitled to indemnification from the FTK Insiders for a RONCO Loss from the FTK Insiders under the provisions of Section 5.4(a) hereof, unless and until the aggregate amount of all RONCO Losses from the FTK Insiders under Section 5.4(a) shall have exceeded $50,000, in which event RONCO shall be entitled to such indemnification for all RONCO Loss from the FTK Insiders; provided, that, the amount of any RONCO Loss from the FTK Insiders for which indemnification is provided under Section 5.4(a) hereof shall be net of any amounts recovered by RONCO under insurance policies with respect to such RONCO Loss from the FTK Insiders. RONCO shall in a timely fashion submit a claim to its insurance carrier with respect to any RONCO Loss from FTK Insiders for which the FTK Insiders are obligated to provide indemnification to RONCO hereunder. Indemnification from the FTK Insiders shall be limited to $300,000.

        5.6 Limitations on RONCO's Indemnification from FTK. Notwithstanding anything contained herein to the contrary, RONCO shall not be entitled to indemnification from FTK for a RONCO Loss from FTK under the provisions of
Section 5.4(b) hereof, unless and until the aggregate amount of all RONCO Losses from FTK under Section 5.4(b) shall have exceeded $50,000, in which event RONCO shall be entitled to such indemnification for all RONCO Losses from FTK; provided, that, the amount of any RONCO Loss from FTK for which indemnification is provided under Section 5.4(b) hereof shall be net of any amounts recovered by RONCO under insurance policies with respect to such RONCO Loss from FTK. RONCO shall in a timely fashion submit a claim to its insurance carrier with respect to any RONCO Loss from FTK for which the FTK are obligated to provide indemnification to RONCO hereunder. Indemnification from FTK shall be limited to $300,000.

         5.7 FTK and the FTK Insiders Indemnification For this Agreement. RONCO agrees to indemnify and hold harmless FTK and the FTK Insiders, and their agents from and against any loss, claim, liability, cost, expense or other damages (including reasonable legal fees and expenses)(a "FTK and the FTK Insiders Loss") which are caused by or arise out of: (a) any breach or default in the performance by the RONCO of any covenant or agreement made by RONCO in this Agreement; (b) any breach of any Representation or Warranty made by RONCO in this Agreement; and (c) any and all Litigations incident to any of the foregoing.

         5.8 Limitations on the FTK and the FTK Insiders Indemnification For This Agreement. Notwithstanding anything contained herein to the contrary, FTK and the FTK Insiders shall not be entitled to indemnification for a FTK and the FTK Insiders Loss under the provisions of Section 5.7 hereof, unless and until the aggregate amount of all FTK and the FTK Insiders Loss under Section 5.7 shall have exceeded $50,000, in which event FTK and the FTK Insiders shall be entitled to such indemnification for all FTK and the FTK Insiders Losses; provided, that, the amount of any FTK and the FTK Insiders Loss for which indemnification is provided under Section 5.7 hereof shall be net of any amounts recovered by FTK and the FTK Insiders under insurance policies with respect to such FTK and the FTK Insiders Loss. FTK and the FTK Insiders shall in a timely fashion submit a claim to its insurance carrier with respect to any FTK and the FTK Insiders Loss for which RONCO is obligated to provide indemnification to FTK and the FTK Insiders hereunder. Indemnification under this Section 5.8 shall be limited to $300,000.

         5.9 FTK and the FTK Insiders Indemnification For the Financing. RONCO agrees to indemnify and hold harmless FTK and the FTK Insiders, and their agents from and against any FTK and the FTK Insiders Loss which are caused by or arise out of the Financing. Indemnification pursuant to this Section 5.9 shall have no limitation.

      5.10 Indemnity Procedure. A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party or parties claiming indemnity is referred to as the "Indemnified Party".

            (a) An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within sixty (60) business days of the receipt of any written claim from any such third party, but not later than twenty (20) days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced.

            (b) The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least fifteen (15) days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party's approval of such counsel, which approval shall not be unreasonably withheld), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have an adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties and representation of both parties by the same counsel would be inappropriate. If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim.

            (c) The parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

         With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, provided that there is no dispute as to the applicability of indemnification, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

         5.11 General Release. As additional consideration for the sale of the RONCO Common Stock pursuant to this Agreement each of the FTK Insiders hereby unconditionally and irrevocably release and forever discharge, effective as of the Closing Date, FTK and Purchaser and their officers, directors, employees and agents, from any and all rights, claims, demands, judgments, promissory notes, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating to FTK or Purchaser which ever existed or now exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the Closing Date, or in relation to any other liabilities of FTK or Purchaser to the FTK Insiders. The FTK Insiders expressly intend that the foregoing release shall be effective regardless of whether the basis for any claim or right hereby released shall have been known to or anticipated by them at the Closing date. Notwithstanding the foregoing or anything else to the contrary contained herein, the foregoing provisions of this Section 5.11shall not apply to any claims against RONCO based upon the terms or conditions of this Agreement.

                                   ARTICLE VI
                    Closing; Deliveries; Conditions Precedent

         6.1 Closing; Effective Date. All proceedings taken and all documents executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

         6.2      Deliveries

             (a) At Closing, FTK shall deliver the following documents to RONCO:

                  (1) the certificates representing the Consideration Shares;

                  (2) the written resignation of all FTK officers and directors from all of their positions as FTK directors and/or officers, all to be effective upon Closing;

      (3) the minute books of FTK, including its corporate seals, unissued stock certificates, stock registers, Articles of Incorporation, Bylaws and corporate minutes approving the terms and conditions of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

      (4) certificates issued by the Secretary of State of Delaware, as of a recent date, as to the good standing of FTK in its jurisdiction of incorporation and certifying its Articles of Incorporation;

      (5) certificates issued by the Secretary of State of Delaware, as of a recent date, as to the good standing of Purchaser in its jurisdiction of incorporation and certifying its Certificate of Incorporation;

      (6) a certificate, dated the Closing Date, of an officer of FTK setting forth that authorizing resolutions were adopted by FTK and Purchaser's Boards of Directors, approving the terms and conditions of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

      (7) the consents of any third party including, but not limited to, parties to any of the Material Agreements whose consent is required under the terms of any such Material Agreement or otherwise;

      (8)   the certificates referred to in Section 6.3(d);

      (9) the favorable opinion of counsel to FTK, dated the Closing Date, in a form reasonably acceptable to RONCO, and

      (10) such other documents and instruments as RONCO may reasonably request.

(b)   At Closing, RONCO shall deliver the following documents to FTK:

      (1)   the Certificates of RONCO Common Stock to be delivered to FTK;

      (2) a certificate of the Secretary of State of the State of Delaware, as of a recent date, as to the good standing of RONCO and certifying its Certificate of Incorporation;

      (3) a certificate, dated the Closing Date, of an officer of RONCO setting forth that authorizing resolutions were adopted by RONCO's Board of Directors, approving the terms and conditions of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

      (4)   the certificates referred to in Section 6.4(d);

      (5) the favorable opinion of counsel to RONCO, dated the Closing Date, in a form reasonably acceptable to FTK, and

      (6)   such other documents and instruments as FTK may reasonably request.

      6.3 Conditions Precedent to the Obligations of RONCO. Each and every obligation of RONCO to consummate the transactions described in this Agreement and any and all liability of RONCO to FTK shall be subject to the fulfillment on or before the Closing Date of the following conditions precedent:

            (a) Representations and Warranties True. Each of the representations and warranties of FTK, Purchaser and the FTK Insiders contained herein or in any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of such date.

            (b) Performance. FTK, Purchaser and the FTK Insiders shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by them on or prior to the Closing Date.

            (c) No Material Adverse Change. Except as expressly permitted or contemplated by this Agreement, no event or condition shall have occurred which has adversely affected or may adversely affect in any respect the condition (financial or otherwise) of FTK or Purchaser since the date of execution of this Agreement and the Closing Date.

            (d) FTK's Certificate. FTK shall have delivered to RONCO a certificate dated the Closing Date, certifying that the conditions specified in
Section 6.3(a), (b) and (c) above have been fulfilled and as to such other matters as RONCO may reasonably request.

            (e) Appointment. Messrs. A. Emerson Martin, II and Gregg A. Mockenhaupt shall have been appointed to the Board of Directors of FTK effective at the Closing Date.

            (f) Consents. FTK shall have obtained all authorizations, consents, waivers and approvals as may be required to consummate the transactions contemplated by this Agreement.

            (h) Due Diligence Review. RONCO shall have completed its due diligence investigation of FTK, Purchaser and the FTK Insiders to its satisfaction, in its sole and absolute discretion.

            (i) Name Change. FTK shall have filed with the Secretary of State of Delaware a Certificate of Amendment to its Articles of Incorporation to change its name to RONCO Corporation, or such other available name as specified in writing by RONCO (the "Name Change"). Notice of the Name Change shall be given to the NASD prior to Closing, but the Name Change may not have become effective with the NASD at the Closing Date due to the NASD's waiting period.

            (j) Reverse Split Effective. Prior to the Closing Date, FTK shall have filed with the Secretary of State of Delaware a Certificate of Amendment to its Articles of Incorporation, and all other necessary documentation, to effectuate a 1-for-89 reverse split of the FTK Common Stock (the "Reverse Stock Split"). Notice of the Reverse Stock Split shall be given to the NASD prior to Closing, but such Reverse Stock Split may not have become effective at the Closing Date due to the NASD's waiting period.

            (k) Opinion of Counsel. FTK shall have obtained an opinion letter from counsel to FTK addressed to RONCO in form and substance reasonably acceptable to RONCO, and such opinion shall not have been withdrawn.

            (l) Funds in Escrow. A minimum of $50,000,000 shall be in an escrow account at Sterling Bank in connection with the Financing.

      6.4 Conditions Precedent to the Obligations of FTK. Each and every obligation of FTK, Purchaser and the FTK Insiders to consummate the transactions described in this Agreement and any and all liability of FTK, Purchaser or the FTK Insiders to RONCO shall be subject to the fulfillment on or before the Closing Date of the following conditions precedent:

            (a) Representations and Warranties True. Each of the representations and warranties of RONCO contained herein or in any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of such date.

            (b) Performance. RONCO shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by it on or prior to the Closing Date.

            (c) No Material Adverse Change. Except as expressly permitted or contemplated by this Agreement, no event or condition shall have occurred which has adversely affected or may adversely affect in any respect the condition (financial or otherwise) of RONCO since the date of execution of this Agreement and the Closing Date.

            (d) RONCO's Certificate. RONCO shall have delivered to FTK, a certificate addressed to FTK, dated the Closing Date, certifying that the conditions specified in Sections 6.4(a), (b) and (c) above have been fulfilled.

            (e) Consents. RONCO shall have obtained all authorizations, consents, waivers and approvals as may be required to consummate the transactions contemplated by this Agreement, including but not limited to, those with respect to any Material Agreement of RONCO.

            (f) Funds in Escrow. A minimum of $50,000,000 shall be in an escrow account at Sterling Bank in connection with the Financing.

            (g) Filing of Schedule 14f-1. RONCO shall, not less than 10 days prior to the Closing Date, have filed a Schedule 14f-1 with the Securities and Exchange Commission and transmit to holders of record of securities of FKT who would be entitled to vote at a meeting for election of directors, information required pursuant to Rule 14f-1 of the Exchange Act. The Schedule 14f-1 shall indicated that Messrs. A. Emerson Martin, II and Gregg A. Mockenhaupt shall have been appointed to the Board of Directors of FTK effective at the Closing Date.

            (h) Opinion of Counsel. RONCO shall have obtained an opinion letter from counsel to RONCO addressed to FTK in form and substance reasonably acceptable to FTK, and such opinion shall not have been withdrawn.

      6.5 Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties shall use their respective best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled those of the conditions precedent to its obligations or the obligations of the other parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary consents, authorizations, orders, approvals and waivers.

      6.6 Termination. This Agreement and the transactions contemplated hereby may be terminated (i) at any time by the mutual consent of the parties hereto;
(ii) by RONCO, or by FTK, Purchaser or the FTK Insiders, if the Closing has not occurred on or prior to July 31, 2005 (such date of termination being referred to herein as the "Termination Date"), provided the failure of the Closing to occur by such date is not the result of the failure of the party seeking to terminate this Agreement to perform or fulfill any of its obligations hereunder;
(iii) by RONCO at any time at or prior to Closing in its sole discretion if (1) any of the representations or warranties of FTK, Purchaser or the FTK Insiders in this Agreement are not in all material respects true, accurate and complete or if FTK, Purchaser or the FTK Insiders breach in any material respect any covenant contained in this Agreement, provided that such misrepresentation or breach is not cured within ten (10) business days after notice thereof, but in any event prior to the Termination Date or (2) any of the conditions precedent to RONCO's obligations to conduct the Closing have not been satisfied by the date required thereof (except the Name Change and the Reverse Stock Split if such delay is the result of the NASD notice periods applicable thereto); (iv) by FTK at any time at or prior to Closing in its sole discretion if (1) any of the representations or warranties of RONCO in this Agreement are not in all material respects true, accurate and complete or if RONCO breaches in any material respect any covenant contained in this Agreement, provided that such misrepresentation or breach is not cured within ten (10) business days after notice thereof, but in any event prior to the Termination Date or (2) any of the conditions precedent to RONCO's obligations to conduct the Closing have not been satisfied by the date required thereof. If this Agreement is terminated pursuant to this Section 6.6, written notice thereof shall promptly be given by the party


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

electing such termination to the other party and, subject to the expiration of the cure periods provided in clauses (iii) and (iv) above, if any, this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement. Notwithstanding the preceding sentence, the respective obligations of the parties under Sections 8.1 shall survive the termination of this Agreement.

                                   ARTICLE VII

                              Conditions Subsequent

            7.1 The obligations of FTK and the FTK Insiders under this Agreement shall be further subject to the satisfaction of the following:

            (a) Closing of the Financing. The closing of the Financing, in the amount of $50,000,000, pursuant to the terms and conditions as set forth in the Private Placement Memorandum, shall occur within 30 days of the Closing Date.

            (b) RONCO Asset Purchase. The closing of the RONCO asset purchase pursuant to the Asset Purchase Agreement shall occur within 30 days of the Closing Date.

            7.2 In the event that the Conditions Subsequent are not satisfied, within 30 days of the Closing Date:

            (a) Each share of capital stock of FTK and the right to receive any shares of Common Stock of FTK issued after the Closing Date shall be immediately cancelled.

            (b) Each share of the Surviving Corporation's shares of Common Stock issued to the holders of the Purchaser's Common Stock shall immediately be cancelled.

            (c) All of FTK officers and directors who submitted their resignations of their positions as FTK officers and/or directors, effective upon Closing shall be appointed as officers and directors of FTK and any and all officers and directors appointed after the Closing Date shall immediately submit their resignations from such positions to FTK;

            (d) Each share of RONCO's Common Stock that was converted into the right to receive 1.6452794 shares of Common Stock of FTK shall be reissued;

            (e) FTK shall file with the Secretary of State of Delaware a Certificate of Amendment to its Articles of Incorporation to change its name back to Fi-tek VII, Inc.

                                  ARTICLE VIII

                                    Covenants

      8.1 General Confidentiality. FTK, Purchaser and the FTK Insiders acknowledge that the Intellectual Property and all other confidential or proprietary information with respect to the business and operations of RONCO are valuable, special and unique assets of RONCO. FTK, Purchaser and the FTK Insiders shall not, at any time either before or after the Closing Date, disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any confidential or proprietary information with respect to RONCO, whether or not for FTK, Purchaser or the FTK Insiders' own benefit, without the prior written consent of RONCO or unless required by law, including without limitation, (i) any of RONCO's trade secrets, designs, formulae, drawings, Intellectual Property, diagrams, techniques, research and development, specifications, data, know-how, formats, marketing plans, business plans, budgets, strategies, forecasts or client data; (ii) information relating to the products developed by RONCO, (iii) the names of RONCO's customers and contacts,
(iv) RONCO's marketing strategies, (v) the names of RONCO's vendors and suppliers, (vi) the cost of materials and labor, and the prices obtained for products or services sold (including the methods used in price determination, manufacturing and sales costs), (vii) the lists or other written records used in RONCO's business, including compensation paid to employees and consultants and other terms of employment, production operation techniques or any other confidential information of, about or pertaining to the business of RONCO, and,
(viii) all tangible material that embodies any such confidential and proprietary information as well as all records, files, memoranda, reports, price lists, drawings, plans, sketches and other written and graphic records, documents, equipment, and the like, relating to the business of RONCO, and (ix) any other confidential information or trade secrets relating to the business or affairs of RONCO which FTK, Purchaser or the FTK Insiders may acquire or develop in connection with or as a result of their performance of the terms and conditions of this Agreement, excepting only such information as is already known to the public or which may become known to the public without any fault of FTK, Purchaser or the FTK Insiders or in violation of any confidentiality restrictions; provided, however, that the restrictions of this Section 8.1 shall not be applicable to FTK, Purchaser or the FTK Insiders in connection with such Parties' enforcement of its rights under this Agreement. FTK, Purchaser and the FTK Insiders acknowledge that RONCO would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of RONCO.

      8.2 Continuing Obligations. The restrictions set forth in Section 8.1 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of RONCO. FTK, Purchaser and the FTK Insiders acknowledge that RONCO would be irreparably harmed and that monetary damages would not provide an adequate remedy to RONCO in the event the covenants contained in Section 8.1 were not complied with in accordance with their terms. Accordingly, FTK, Purchaser and the FTK Insiders agree that any breach or threatened breach by any of them of any provision of Section 8.1 shall entitle RONCO to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available to RONCO. It is the desire and intent of the parties that the provisions of Section 8.1 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provision of Section 8.1 are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. In addition, if any party brings an action to enforce Section 8.1 hereof or to obtain damages for a breach thereof, the prevailing party in such action shall be entitled to recover from the non-prevailing party all reasonable attorney's fees and expenses incurred by the prevailing party in such action.

      8.3 Tax Treatment. Neither FTK, Purchaser, the FTK Insiders, nor RONCO will knowingly take any action, written or otherwise, which would result in the transactions contemplated by this Agreement not being accounted for as a transaction described in Section 351 of the Code and/or a tax-free exchange pursuant to Section 368(a) of the Code.

      8.4 General. In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article V).


                                   ARTICLE IX

                                  Miscellaneous

      9.1 Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses as follows (or at such other addresses as shall be specified by the parties by like notice):

                  If to FTK, Purchaser or     FI-TEK VII, INC.
                  the FTK Insiders            300 High Street
                                              Denver, CO 80218
                                              Attn:  Frank L. Kramer
                                              Phone:  (303) 778-7443
                  With a copy to:             Henry F. Schlueter, Esq.
                                              Schlueter & Associates, P.C.
                                              1050 17th Street, Suite 1750
                                              Denver, CO. 80265
                                              Phone: (303) 292-3883
                                              Fax:     (303) 296-8880

                  If to RONCO:                RONCO Marketing Corp.
                                              1330 Avenue of the Americas
                                              New York, N.Y. 10019
                                              Attn: Karl Douglas/Barry Levien
                                              (212) 277-1114 (Karl Phone)
                                              (212) 277-1113 (Barry Phone)
                                              (212) 247-7131 (Fax)


                  With a copy to:             Bradley L. Steere, Esq.
                                              52 White Street, 4th Floor
                                              New York, N.Y. 10013
                                              (212) 226-6914 (Phone)

            Such notice shall be deemed delivered upon receipt against acknowledgment thereof if delivered personally, on the fifth business day following mailing if sent by certified mail, upon transmission against confirmation if sent by facsimile and on the next business day if sent by overnight courier.

      9.2 Entire Agreement; Incorporation. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein contain every obligation and understanding between the parties relating to the subject matter hereof and merges all prior discussions, negotiations, agreements and understandings, both written and oral, if any, between them, and none of the parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein. All schedules, exhibits and other documents and agreements executed and delivered pursuant hereto are incorporated herein as if set forth in their entirety herein.

      9.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

      9.4 Assignment. This Agreement may not be assigned by any party without the written prior consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      9.5 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties thereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the party against whom such waiver, extension or amendment is sought to be charged. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party thereof to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

      9.6 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement, except as otherwise provided herein.

         9.7 Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof, shall be declared invalid, void or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such invalid, void or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, void or unenforceable provision.

         9.8 Expenses. Except as otherwise provided herein, each party agrees to pay, without right of reimbursement from the other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

         9.9 Headings. The table of contents and the section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

         9.10 Other Remedies; Injunctive Relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of the parties hereunder, the prevailing party in any such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

         9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed valid and binding.

         9.12 Remedies Exclusive. Except in the case of fraud or equitable remedies expressly provided for herein, the parties acknowledge and agree that the indemnification provisions set forth in Article V of this Agreement constitute the parties' sole and exclusive remedy with respect to any and all claims relating to the transactions contemplated by this Agreement.

         9.13 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York, without reference to the choice of law principles thereof.

         9.14 Jurisdiction and Venue. This Agreement shall be subject to the exclusive jurisdiction of the courts of New York County, New York. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York and irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in New York County, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York County, New York has been brought in an inconvenient forum.

         9.15 Participation of Parties. The parties hereby agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         9.16 Further Assurances. The parties hereto shall deliver any and all other instruments or documents reasonably required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer ownership of the RONCO Stock.

         9.17 Publicity. No public announcement or other publicity concerning this Agreement or the transactions contemplated hereby shall be made without the prior written consent of both RONCO and FTK as to form, content, timing and manner of distribution. Nothing contained herein shall prevent any party from making any filing required by federal or state securities laws or stock exchange rules.

                           [Signature Page to Follow]


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

                  IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.


                                FI-TEK VII, INC.


                                By:______________________________________
                                      Frank L. Kramer, President


                                RONCO ACQUISITIONS CORP.


                                By:______________________________________
                                      Frank L. Kramer, President


                                FTK INSIDERS


                                ---------------------------------------
                                Frank L. Kramer


                                ---------------------------------------
                                Ronald J. Miller


                                RONCO MARKETING CORPORATION


                                By:_____________________________________
                                   Karl Douglas, Director


                                By:_____________________________________
                                   Barry Levien, Director


                                       35